Exhibit 5.1

[Letterhead of Carson Boxberger LLP]

Bruce O. Boxberger
boxberger@carsonboxberger.com

November 18, 2009

National Health Partners, Inc.

120 Gibraltar Road, Suite 107

Horsham, PA  19044

Re:                             National Health Partners, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) to be filed by National Health Partners, Inc., an Indiana corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering 18,189,166 shares (the “Shares”) of common stock, $.001 par value per share (“Common Stock”), of the Company.  The Shares consist of: (i) 10,434,044 shares of Common Stock that are currently issued and outstanding, and (ii) 7,755,122 shares of Common Stock issuable upon the exercise of outstanding warrants.

In connection with this opinion letter, we have examined the Articles of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.  We have specifically relied upon the information and documentation provided to us by the Company to be accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each document are genuine.

Based upon the foregoing, it is our opinion that:

A.            The shares of Common Stock covered by the Registration Statement that are currently issued and outstanding have been duly authorized and are validly issued, fully paid and non-assessable; and

B.            The shares of Common Stock covered by the Registration Statement that are issuable upon the exercise of outstanding warrants have been duly authorized and, upon exercise in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

The opinion rendered in this letter is based solely on Indiana law and we express no opinion concerning the laws of any other state.  In addition, we express no opinion concerning federal securities laws or regulations, or state securities or “blue sky” laws or regulations.  The opinion rendered in this letter is expressed solely to the addressee hereof and solely in connection with the Registration Statement.  In addition, the opinion rendered in this letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder.

Very truly yours,

CARSON BOXBERGER LLP

/s/ Bruce O. Boxberger, Esq.

Bruce O. Boxberger, Esq.